Prospectus Supplement to Prospectus dated July 11, 2005

Filed Pursuant to Rule 424(b)(3)

Registration No. 333-125394

36,686,340 Shares

Supplement

To

Prospectus Dated July 11, 2005

This is a Supplement to Crdentia Corp.’s Prospectus, dated July 11, 2005, with respect to the offer and sale of up to 36,686,340 shares of Crdentia common stock by the selling stockholders listed in the Prospectus or their transferees. This Supplement amends and supplements certain information contained in the Prospectus. You should read this Supplement carefully.

Crdentia Corp. is a provider of healthcare staffing services, focusing on the areas of travel nursing, per diem staffing, contractual clinical services, and private duty home care. Crdentia’s travel nurses are recruited domestically as well as internationally and placed on temporary assignments at healthcare facilities across the United States. Crdentia’s per diem nurses are local nurses placed at healthcare facilities on short-term assignments. Crdentia’s contractual clinical services group provides complete clinical management and staffing for healthcare facilities, and Crdentia’s private duty home care group provides nursing case management and staffing for skilled and non-skilled care in the home.

Our common stock is traded on the Over-the-Counter Bulletin Board, under the symbol “CRDE.OB” On February 27, 2006, the last sale price of our common stock reported on the Over-the-Counter Bulletin Board was $0.50 per share.

YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS FOR OUR SHARES, WHICH ARE LISTED IN THE PROSPECTUS AND IN THE PERIODIC REPORT ACCOMPANYING THIS PROSPECTUS SUPPLEMENT.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this Supplement and the Prospectus or determined if this Supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is February 28, 2006.

QUARTERLY REPORT ON FORM 10-QSB

On November 14, 2005, Crdentia Corp. filed its Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 2005 (the “Quarterly Report”). On February 3, 2006, Crdentia Corp. filed an amendment to its Quarterly Report on Form 10-QSB/A for the quarterly period ended September 30, 2006 (the “Amended Quarterly Report”).  Crdentia Corp. hereby incorporates by reference into this Supplement and the Prospectus the Quarterly Report and the Amended Quarterly Report.

A copy of the Quarterly Report and the Amended Quarterly Report is being provided to you along with this Supplement.

Information about documents that have been incorporated by reference into the Prospectus is included in the section of the Prospectus captioned “Where You Can Find More Information.”

Prospectus Supplement dated February 28, 2006